Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 1,250,000,000.00	0.0001381	$ 172,625.00
Fees Previously Paid
	Total Transaction Valuation:	$ 1,250,000,000.00
	Total Fees Due for Filing:			$ 172,625.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 172,625.00
Offering Note
[1]	(1) Calculated solely for purposes of determining the filing fee. The purchase price of the 0.00% Convertible Senior Notes due 2030 (the "Notes") of CyberArk Software Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Palo Alto Networks, Inc., is $1,000.00 for each $1,000.00 in principal amount of Notes. As of February 19, 2026, there was $1,250,000,000 in aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of $1,250,000,000. (2) Calculated at $138.10 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by the Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A